Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-275850) pertaining to the TD 401(k) Retirement Plan of our report dated June 23, 2026, with respect to the financial statements and supplemental schedule of the TD 40 I (k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young

New York. New York

June 23, 2026